UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2012

WIRED ASSOCIATES SOLUTIONS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-53161	37-1458557
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1559 East 38th Street

Brooklyn, New York 11234

(Address of principal executive offices)

(855) 639-9453

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

The information set forth in Item 2.03 of this Current Report on Form 8-K is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 23, 2012, Wired Associates Solutions, Inc. (the “Company”) issued a senior secured convertible promissory note in the principal amount of $102,259.37 (the “Note”) in favor of Omega Global Enterprises, LLC, a Delaware limited liability company (“Omega”). The Note is due on demand and bears interest at a rate of twelve percent (12%) per annum. The Note is convertible into shares of the Company’s common stock at a price equal to the average of the immediately preceding three volume weighted average prices prior to receipt by the Company of a notice of conversion delivered by the holder. The Note may be prepaid in whole or in part at the Company’s option without penalty. Further, the Note grants to Omega a continuing, first priority security interest in all of the Company’s assets, wheresoever located and whether now existing or hereafter arising or acquired.

The above description of the Note does not purport to be complete and is qualified in its entirety by the full text of the document itself.

Item 3.02 Unregistered Sales of Equity Securities.

The Company is relying on an exemption from the registration requirements of the Securities Act of 1933, as amended, for the private placement of our securities underlying the Note pursuant to Section 4(2) of the Act and/or Rule 506 of Regulation D promulgated thereunder. The transaction does not involve a public offering, Omega is an “accredited investor” and/or qualified institutional buyer and Omega has access to information about us and its investment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIRED ASSOCIATES SOLUTIONS, INC.

Date: February 3, 2012	By:	/s/ Justin Jarman
Name: Justin Jarman
Title: Chief Executive Officer